Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

 Terminix Announces Resignation of COO Kim Scott; Affirms Full-Year 2021 Guidance

MEMPHIS, TENN. — September 24, 2021  —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of residential and commercial pest management, today announced Chief Operating Officer Kim Scott has resigned after accepting another job opportunity. As a result of Kim’s departure and in a continued effort to simplify and stream-line the business, the sales, marketing, and field operations leadership will now report directly to CEO Brett Ponton.

Ms. Scott joined the Company in December of 2019 as the President of Terminix Residential.  In January of 2021, she assumed the role of Chief Operating Officer and expanded her responsibilities to include the commercial business.

“Kim installed the fundamentals of customer retention, safety and labor management in Terminix and was a stabilizing presence over the last year,” said Terminix CEO Brett Ponton. “She recently consolidated the operations of our commercial and residential businesses and oversaw improvements during a challenging operating environment in 2020. I would like to thank Kim for her contributions to Terminix and wish her well in her new position.”

“I am excited to engage directly with our sales and marketing teams and experienced field leadership as we continue our efforts to create a world-class sales and service organization.  Simplifying the structure will allow us to move faster to implement the key operational capabilities necessary to develop a scalable, consistent business model enabling accelerated growth and profitability. I am confident we have the right team in place to make progress on our goal to become the global leader in professional pest management.”

The Company will report its third-quarter 2021 earnings in early November and affirms full-year 2021 guidance.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest management. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 11,400 teammates and 2.9 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com, or LinkedIn.com/company/terminix.